EXHIBIT 14

                         ELINE ENTERTAINMENT GROUP, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                        ADOPTED BY THE BOARD OF DIRECTORS
                              ON DECEMBER 31, 2003
________________________________________________________________________________

         The upholding of a strong sense of ethics and integrity is of the highest importance to Eline Entertainment Group, Inc. (the "Company") and critical to its success in the business environment. The Company's Code of Business Conduct and Ethics embodies the Company's commitment to such ethical principles and sets forth the responsibilities of the Company to its shareholders, employees, customers, lenders and other stakeholders. The Company's Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

GENERAL PRINCIPLES

         It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing. The Company and all its directors, officers and employees, to whom the Company's Code of Business Conduct and Ethics is applicable, will conduct themselves in accordance with the standards established herein.

         The Company's Code of Business Conduct and Ethics outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues which may confront the Company's personnel. Hence, it is essential that all personnel subject to the Company's Code of Business Conduct and Ethics employ good judgment in the application of the principles contained herein.

CONFLICTS OF INTEREST

         Directors, officers and employees of the Company are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. Generally, a "conflict of interest" is an activity that is inconsistent with or opposed to the best interest of the Company or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

         Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee.

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ELINE ENTERTAINMENT GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
________________________________________________________________________________

         Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors as well as the committees on which they serve. Directors are to excuse themselves from participation in any decision of the Board of Directors or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

         Set forth below is specific guidance in respect to certain conflicts of interest situations. As it is not possible to list all conflicts of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest. Company personnel who wish to obtain clarification of the Company's conflicts of interest principles or further guidance with respect to the proper handling of any specific situation should consult his or her immediate supervisor, the Company's Chairman of the Board of Directors or the Company's outside legal counsel.

         INTEREST IN OTHER BUSINESSES: All of the Company's directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom the Company has relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to the Company. Written permission must be obtained from the Company's President or Chairman of the Board of Directors before any such individual commences an employment, business or consulting relationship with third parties with whom the Company has relationships; provided, however, if such individual is the President, written permission must be obtained from the Company's Chairman of the Board of Directors.

         OUTSIDE DIRECTORSHIPS: All Company's directors, officers and employees may serve on the boards of directors of other profit-making organizations to the extent that such service will not interfere or conflict with their respective duties to the Company. No Company's officers and employees may serve on the boards of directors of any business organization which is a competitor of the Company, without the informed consent of the Company's Board of Directors.

         Individuals who serve as directors of other companies in the circumstances permitted hereunder may retain any compensation earned from that outside directorship unless otherwise specifically prohibited by the Company. Unless otherwise specifically authorized by the Company's Board of Directors, individuals may not receive any form of compensation (whether in the form of cash, stock or options) for service on a board of director of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization. All individuals must excuse themselves from any matters pertaining to the Company and the business organization of which they are directors.

         The Company reserves the right to request any individual to resign his or her position as a director of other business organizations if determined to be in the best interests of the Company. The Company may terminate its relationship with any individual who does not comply with the Company's request in this regard.

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ELINE ENTERTAINMENT GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
________________________________________________________________________________

         PROPER PAYMENTS: All individuals should pay for and receive only that which is proper. Company personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes influencing the decisions or actions of Company's personnel. No individual should give gifts beyond those extended in the context of normal business circumstances. Company personnel must observe all government restrictions on gifts and entertainment.

         SUPERVISORY RELATIONSHIPS: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel must avoid a direct reporting relationship with a family member or any individual with whom a significant relationship exists. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.

FINANCIAL REPORTING RESPONSIBILITIES

         As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission and other relevant regulatory authorities be accurate and timely. Hence, all Company personnel are obligated to provide information to ensure that the Company's publicly filed documents be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to the Company's public disclosure requirements.

         The President of the Company have the ultimate responsibilities of ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations of the Securities and Exchange Commission and other relevant regulatory authorities. In the performance of his or her duties relating to the Company's public disclosure obligations, the President and all Company personnel must:

         *  Act with honesty and integrity;

         * Provide information that is accurate, complete, objective, fair and timely;

         * Comply with rules and regulations of federal, state, provincial and local governments and other relevant public and private regulatory authorities;

         *  Act in good faith with due care, competence and due diligence;

         * Respect the confidentiality of information acquired in the course of the performance of one's duties;

         *  Promote ethical and proper behavior in the work environment; and

         * Report to the Board of Directors any conduct that the individual believes to be a violation of law of the Company's Code of Business Conduct and Ethics.

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ELINE ENTERTAINMENT GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
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INSIDER TRADING

INSIDER TRADING POLICY

         The Company's Board of Directors has adopted a comprehensive Insider Trading Compliance Policy that applies to all "Insiders" (as defined therein). Any breach of the Insider Trading Compliance Policy by an Insider to whom the Company's Code of Business Conduct and Ethics is applicable shall be treated as a breach of the fundamental principles of legal and ethical business conduct as outlined herein.

REGULATION FD

         Regulation FD (Fair Disclosure) implemented by the Securities and Exchange Commission provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company's securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure, the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

         It is the policy of the Company that all communications with the press be handled through the Company's President.

         CONFIDENTIALITY OF NONPUBLIC INFORMATION: Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.

         APPLICABILITY OF INSIDER TRADING REGULATIONS TO SECURITIES OF OTHER
COMPANIES: The Company's Insider Trading Policy shall also apply to material nonpublic information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. All employees should treat material nonpublic information about the Company's business partners with the same care as is required with respect to information relating directly to the Company.

DUTY TO REPORT INAPPROPRIATE AND IRREGULAR CONDUCT

         All employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to the Company's President or Chairman of the Board of Directors; provided, however, that the incident must be reported to any member of the Company's Board of Directors if it involves an

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ELINE ENTERTAINMENT GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
________________________________________________________________________________

alleged breach of the Company's Code of Business Conduct and Ethics by the President. Any failure to report such inappropriate or irregular conduct of others shall be treated as a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation or potential violation of the Company's Code of Business Conduct and Ethics of another.

POLITICAL CONTRIBUTIONS

         No assets of the Company, including the time of Company personnel, the use of Company premises or equipment and direct or indirect monetary payments, may be contributed to any political candidate, political action committees, political party or ballot measure without the approval of the Company's Board of Directors.

COMPLIANCE PROGRAM

         In order to implement the principles of the Company's Code of Business Conduct and Ethics and to establish a compliance program, the Company has adopted the following policies:

         SELECTION OF BOARD NOMINEES: The Company's Board of Directors will be responsible for the selection of candidates for the nomination of all members of the Board of Directors.

         BOARD MEMBERSHIP CRITERIA: The Board of Directors' policy is to encourage selection of directors who will contribute to the Company's overall corporate goals of responsibility to its shareholders and other stakeholders.

         ACCESS TO INFORMATION: The Board of Directors encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. The Company's executive management will afford each member of the Board of Directors full access to the Company's records, information, employees, outside auditors and outside counsel.

         INSIDER TRADING COMPLIANCE: The Board of Directors have adopted an Insider Trading Compliance Policy for the purposes of educating and ensuring the all subject persons are fully aware of the rules and regulations of the Securities and Exchange Commission with respect to insider trading. All Company personnel shall have full access to the President and the Company's outside counsel with respect to any insider trading questions or issues.

         FINANCIAL REPORTING; LEGAL COMPLIANCE AND ETHICS: The Board of Directors' governance and oversight functions do not relieve the Company's executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company's financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

         CORPORATE COMMUNICATIONS: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

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ELINE ENTERTAINMENT GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
________________________________________________________________________________

         ACCESS TO PRESIDENT: All Company personnel shall be accorded full access to the Company's President with respect to any matter which may arise relating to the Company's Code of Business Conduct and Ethics; provided, however, that all Company personnel shall be accorded full access to the Company's Board of Directors if any such matter involves an alleged breach of the Company's Code of Business Conduct and Ethics by the President.



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